Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	1 Sherwin Way	•	Cleveland, Ohio 44113	•	(216) 566-2000

The Sherwin-Williams Company Reports 2025 Year-End and Fourth Quarter Financial Results
CLEVELAND, January 29, 2026 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2025. All comparisons are to the full year and fourth quarter of the prior year, unless otherwise noted.
SUMMARY
•Consolidated Net sales increased 2.1% in the year to $23.57 billion
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 1.7% in the year
•Diluted net income per share decreased 2.7% to $10.26 per share in the year compared to $10.55 per share in the full year 2024
◦Adjusted diluted net income per share increased 0.9% to $11.43 per share in the year compared to $11.33 per share in the full year 2024
•Diluted net income per share increased 1.1% to $1.92 per share in the fourth quarter of 2025
◦Adjusted diluted net income per share increased 6.7% to $2.23 per share in the fourth quarter of 2025
•Generated Net operating cash of $3.45 billion, or 14.6% of Net sales in the year
•Full year 2026 diluted net income per share guidance in the range of $10.70 to $11.10 per share, including acquisition-related amortization expense of $0.80 per share
◦Full year 2026 adjusted diluted net income per share guidance in the range of $11.50 to $11.90 per share
CEO REMARKS
“Sherwin-Williams delivered strong fourth quarter results driven by solid core performance amid continued demand choppiness, and inclusive of the first full quarter of the Suvinil acquisition,” said Chair, President and Chief Executive Officer, Heidi G. Petz. “Consolidated Net sales were at the high end of our guidance, adjusted EBITDA improved by a low-teens percentage and adjusted diluted net income per share increased by a mid-single digit percentage. We continued to execute our strategy, prioritize strategic growth investments, and tightly manage general and administrative expenses. SG&A growth remained in our targeted low-single digit range, including the addition of Suvinil, as previously announced restructuring efforts continued to yield savings. Free cash flow conversion in the quarter was 90.1%.
“For the full year, our ‘Success by Design’ approach resulted in record consolidated Net sales and record adjusted diluted net income per share. Gross profit, gross margin, adjusted EBITDA and adjusted EBITDA margin all increased. Paint Stores Group sales growth was led by protective & marine, residential repaint and commercial, and segment margin expanded. Consumer Brands Group sales growth was driven by Suvinil, as core North America DIY demand remained soft. Performance Coatings Group sales were flat, as high-single digit growth in Packaging and record new account growth offset soft core demand across the rest of the business. Net operating cash grew 9% to $3.5 billion, or 14.6% of Net sales, which is within our mid-term target range and consistent with our disciplined capital allocation strategy. Our targeted capital expenditures included our new buildings, which are now occupied and supporting our field teams and customers, and we returned $2.4 billion to shareholders through share repurchases and dividends, which we increased for the 47th consecutive year.”
FOURTH QUARTER CONSOLIDATED RESULTS
(in millions, except per share data)

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Net sales	$5,595.9	$5,297.2	$298.7	5.6%
Income before income taxes	$639.0	$615.6	$23.4	3.8%
As a % of Net sales	11.4%	11.6%
Net income per share - diluted	$1.92	$1.90	$0.02	1.1%
Adjusted net income per share - diluted	$2.23	$2.09	$0.14	6.7%
Consolidated Net sales increased due to higher Net sales in all segments, inclusive of the acquisition of Suvinil, which contributed $164.5 million, or 3.1% of the change from the fourth quarter of 2024.
Income before income taxes increased primarily due to higher Net sales in all segments, partially offset by increased investments in long-term growth opportunities in the Paint Stores Group, costs related to the Suvinil acquisition, including higher interest expense, costs related to the new global headquarters and R&D buildings, trademark impairment and other costs associated with targeted restructuring actions and foreign currency transaction related losses.
Diluted net income per share included a charge of $0.20 and $0.19 per share for acquisition-related amortization expense in the fourth quarter of 2025 and 2024, respectively. In the fourth quarter of 2025, diluted net income per share also included charges of $0.06 per share related to severance and other restructuring expenses and $0.05 per share associated with impairment related to trademarks.

FOURTH QUARTER SEGMENT RESULTS
(in millions)

Paint Stores Group (PSG)

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Net sales	$3,127.1	$3,044.9	$82.2	2.7%
Same-store sales change (1)	1.0%	2.0%
Segment profit	$649.5	$606.4	$43.1	7.1%
Reported segment margin	20.8%	19.9%
(1)    Same-store sales represents Net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to selling price increases, which impacted Net sales by a mid-single digit percentage, partially offset by a low-single digit decrease in sales volume. Net sales increased in certain professional customer end markets, led by a high-single digit percentage increase in protective and marine and a low-single digit increase in residential repaint and commercial. PSG Segment profit increased due to growth in Net sales from favorable selling prices, partially offset by investments in long-term growth opportunities and foreign currency transaction related losses.

Consumer Brands Group (CBG)

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Net sales	$824.7	$662.2	$162.5	24.5%
Segment profit	$56.2	$66.6	$(10.4)	(15.6)%
Reported segment margin	6.8%	10.1%
Adjusted segment profit (1)	$87.3	$82.0	$5.3	6.5%
Adjusted segment margin	10.6%	12.4%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and severance and other restructuring expenses. In CBG, Valspar acquisition-related amortization expense was $15.5 million and $15.4 million in the fourth quarter of 2025 and 2024, respectively, and severance and other restructuring expenses were $15.6 million in the fourth quarter of 2025.
Net sales in CBG increased primarily due to the acquisition of Suvinil, which contributed $164.5 million, or 24.8% of the change from the fourth quarter of 2024, and a 1.3% impact from favorable foreign currency translation. These increases were offset by decreases in sales volume and product mix, which collectively impacted Net sales by a low-single digit percentage. CBG Segment profit decreased primarily due to expenses associated with targeted restructuring actions, partially offset by higher Net sales and lower employee-related costs. Adjusted segment profit increased for these same reasons, excluding the expenses associated with targeted restructuring actions.
Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 190 basis points in the fourth quarter of 2025 as compared to 230 basis points in the fourth quarter of 2024. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 190 basis points in the fourth quarter of 2025.

Performance Coatings Group (PCG)

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Net sales	$1,642.1	$1,589.0	$53.1	3.3%
Segment profit	$244.6	$229.0	$15.6	6.8%
Reported segment margin	14.9%	14.4%
Adjusted segment profit (1)	$312.8	$277.9	$34.9	12.6%
Adjusted segment margin	19.0%	17.5%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense, severance and other restructuring expenses and trademark impairment. In PCG, Valspar acquisition-related amortization expense was $49.7 million and $48.9 million in the fourth quarter of 2025 and 2024, respectively, severance and other restructuring expenses were $0.7 million and trademark impairment was $17.8 million in the fourth quarter of 2025.
Net sales in PCG increased primarily due to a 2.6% impact from favorable foreign currency translation and a low-single digit impact from an acquisition. Sales volume and selling prices were essentially flat. Performance was led by Packaging, which increased by a high-single digit percentage, and Automotive Refinish. PCG Segment profit increased primarily as a result of higher Net sales and effective cost control, partially offset by trademark impairment associated with targeted restructuring actions. Adjusted segment profit increased primarily due to these same reasons, excluding the impact of trademark impairment.
Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 300 basis points in the fourth quarter of 2025 compared to 310 basis points in the fourth quarter of 2024. Trademark impairment reduced Segment profit as a percent of Net sales by 110 basis points in the fourth quarter of 2025.

LIQUIDITY AND CASH FLOW
The Company generated $3.45 billion in Net operating cash and returned cash of $2.45 billion to our shareholders in the form of dividends and repurchases of 4.8 million shares of its common stock during the year. At December 31, 2025, the Company had remaining authorization to purchase 29.6 million shares of its common stock through open market purchases.

2026 GUIDANCE

	First Quarter	Full Year
	2026	2026
Net sales	Up mid-single digit %	Up low to mid-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.70	-	$11.10
Adjusted diluted net income per share (1)		$11.50	-	$11.90
(1)    Excludes $0.80 per share of Valspar acquisition-related amortization expense.
“We enter 2026 with a continuation of the softer-for-longer demand environment we have previously described,” said Ms. Petz. “We expect these conditions to persist well into the second half of the year based on current customer sentiment and the macroeconomic indicators we track. At the same time, we also expect to continue to outperform the market given our differentiated strategy of providing innovative and productivity-improving solutions for our customers. We will continue to aggressively pursue profitable growth opportunities in every business, leveraging our world-class talent and unique assets, while executing on our enterprise strategic priorities. Our strong cash generation will enable us to invest in our business, return cash to our shareholders and make strategic acquisitions that accelerate our long-term growth.
“Today’s initial guidance reflects a realistic assessment of the demand environment, with our economic assumptions outlined in our accompanying slide deck. For the first quarter of 2026, we expect consolidated Net sales will be up a mid-single digit percentage compared to the first quarter of 2025. For the full year 2026, we expect consolidated Net sales to be up by a low to mid-single digit percentage compared to 2025, and we expect adjusted diluted net income per share to be in the range of $11.50 to $11.90 per share, an increase of 2.4% at the midpoint compared to 2025.”

CONFERENCE CALL INFORMATION
The Company will host a conference call to discuss its financial results for the fourth quarter and full year 2025, and its outlook for the first quarter and full year 2026, at 10:00 a.m. EST on Thursday, January 29, 2026. Heidi G. Petz, Sherwin-Williams Chair, President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q4 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot®, Suvinil® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,400 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” or “would,” or the negative thereof or comparable terminology.
Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions in the United States and worldwide; inflation rates, interest rates, unemployment rates, labor costs, healthcare costs, recessionary conditions, geopolitical conditions, terrorist activity, armed conflicts and wars, public health crises, pandemics, outbreaks of disease and supply chain disruptions; shifts in consumer behavior driven by economic downturns in cyclical segments of the economy; shortages and increases in the cost of raw materials and energy; catastrophic events, adverse weather conditions and natural disasters (including those that may be related to climate change); the loss of any of our largest customers; increased competition or failure to keep pace with developments in key competitive areas of our business; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to successfully integrate past and future acquisitions, including Suvinil, into our existing operations; risks and uncertainties associated with our expansion into and our operations in Asia, Europe, South America and other foreign markets; policy changes affecting international trade, including import/export restrictions and tariffs; our ability to achieve our strategies or expectations relating to sustainability considerations, including as a result of evolving legal, regulatory, and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite suppliers, energy sources, or financing, and changes in carbon markets; damage to our business, reputation, image or brands due to negative publicity; the infringement or loss of our intellectual property rights or the theft or unauthorized use of our trade secrets or other confidential business information; a weakening of global credit markets or changes to our credit ratings; our ability to generate cash to service our indebtedness; fluctuations in foreign currency exchange rates and changing monetary policies; our ability to comply with a variety of complex U.S. and non-U.S. laws, rules and regulations; increases in tax rates, or changes in tax laws or regulations; our ability to comply with numerous, complex and increasingly stringent domestic and foreign health, safety and environmental (including related to climate change and chemical management) laws, regulations and requirements; our liability related to environmental investigation and remediation activities at some of our currently- and formerly-owned sites; the nature, cost, quantity and outcome of pending and future litigation, including lead pigment and lead-based paint litigation; and the other risk factors discussed in Part 1, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our other reports filed with the SEC.
Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$5,595.9	$5,297.2	$23,574.3	$23,098.5
Cost of goods sold	2,883.3	2,724.0	12,058.8	11,903.4
Gross profit	2,712.6	2,573.2	11,515.5	11,195.1
Percent to Net sales	48.5%	48.6%	48.8%	48.5%
Selling, general and administrative expenses	1,936.8	1,882.9	7,695.0	7,422.1
Percent to Net sales	34.6%	35.5%	32.6%	32.1%
Other general income - net	(20.7)	(7.9)	(10.2)	(38.8)
Impairment	17.8	—	17.8	—
Interest expense	131.6	98.5	465.0	415.7
Interest income	(2.9)	(1.4)	(11.2)	(11.0)
Other expense (income) - net	11.0	(14.5)	20.9	(44.7)
Income before income taxes	639.0	615.6	3,338.2	3,451.8
Income taxes	162.2	135.5	769.7	770.4
Net income	$476.8	$480.1	$2,568.5	$2,681.4

Net income per common share:
Basic	$1.94	$1.92	$10.37	$10.68
Diluted	$1.92	$1.90	$10.26	$10.55

Weighted average shares outstanding:
Basic	246.4	249.8	247.6	251.0
Diluted	248.8	253.2	250.4	254.1

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2025		2024
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended December 31:
Paint Stores Group	$3,127.1	$649.5	$3,044.9	$606.4
Consumer Brands Group	824.7	56.2	662.2	66.6
Performance Coatings Group	1,642.1	244.6	1,589.0	229.0
Administrative	2.0	(311.3)	1.1	(286.4)
Consolidated totals	$5,595.9	$639.0	$5,297.2	$615.6

Year Ended December 31:
Paint Stores Group	$13,605.9	$3,061.5	$13,188.0	$2,902.6
Consumer Brands Group	3,166.4	509.6	3,108.0	589.9
Performance Coatings Group	6,795.2	942.7	6,797.3	1,027.9
Administrative	6.8	(1,175.6)	5.2	(1,068.6)
Consolidated totals	$23,574.3	$3,338.2	$23,098.5	$3,451.8

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$207.2	$210.4
Accounts receivable, net	2,791.2	2,388.8
Inventories	2,318.2	2,288.1
Other current assets	690.8	513.5
Total current assets	6,007.4	5,400.8
Property, plant and equipment, net	4,137.4	3,533.2
Goodwill	8,036.6	7,580.1
Intangible assets	3,966.1	3,533.2
Operating lease right-of-use assets	1,995.2	1,953.8
Other assets	1,759.0	1,631.5
Total assets	$25,901.7	$23,632.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,200.5	$662.4
Accounts payable	2,354.2	2,253.2
Compensation and taxes withheld	839.4	842.8
Accrued taxes	187.4	174.3
Current portion of long-term debt	350.1	1,049.2
Current portion of operating lease liabilities	479.8	466.6
Other accruals	1,508.9	1,360.2
Total current liabilities	6,920.3	6,808.7
Long-term debt	9,320.7	8,176.8
Postretirement benefits other than pensions	129.8	120.7
Deferred income taxes	765.3	607.5
Long-term operating lease liabilities	1,591.5	1,558.3
Other long-term liabilities	2,575.8	2,309.4
Shareholders’ equity	4,598.3	4,051.2
Total liabilities and shareholders’ equity	$25,901.7	$23,632.6

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Year Ended			December 31, 2026
	December 31, 2025			December 31, 2025			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.92			$10.26	$10.70	$11.10

Acquisition-related amortization expense (2)	$.26	$.06	.20	$1.03	$.25	.78	.80	.80
Severance and other restructuring expenses	.07	.01	.06	.44	.10	.34	—	—
Trademark impairment	.07	.02	.05	.07	.02	.05	—	—

Adjusted diluted net income per share			$2.23			$11.43	$11.50	$11.90

	Three Months Ended			Year Ended
	December 31, 2024			December 31, 2024
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.90			$10.55

Acquisition-related amortization expense (2)	$.25	.06	.19	$1.02	.24	.78
Adjusted diluted net income per share			$2.09			$11.33
(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income as an indicator of operating performance. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	December 31, 2025
Net income	$503.9	$754.7	$833.1	$476.8	$2,568.5
Interest expense	103.8	112.4	117.2	131.6	465.0
Income taxes	149.1	231.0	227.4	162.2	769.7
Depreciation	79.9	79.3	82.8	98.3	340.3
Amortization	81.0	83.4	84.1	88.1	336.6
EBITDA	$917.7	$1,260.8	$1,344.6	$957.0	$4,480.1
Severance and other restructuring expenses	19.3	59.0	14.4	18.3	111.0
Trademark impairment	—	—	—	17.8	17.8
Adjusted EBITDA	$937.0	$1,319.8	$1,359.0	$993.1	$4,608.9

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
Net income	$505.2	$889.9	$806.2	$480.1	$2,681.4
Interest expense	103.0	110.8	103.4	98.5	415.7
Income taxes	134.8	283.5	216.6	135.5	770.4
Depreciation	71.1	71.8	74.4	80.1	297.4
Amortization	82.1	81.5	81.2	81.8	326.6
EBITDA	$896.2	$1,437.5	$1,281.8	$876.0	$4,491.5

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Depreciation	$98.3	$80.1	$340.3	$297.4
Capital expenditures	230.4	300.0	797.6	1,070.0
Cash dividends	195.8	179.8	789.8	723.4
Amortization of intangibles	88.1	81.8	336.6	326.6

Significant components of Other general income - net:
Provisions for environmental related matters - net	$1.2	$6.4	$15.3	$(1.3)
Gain on sale or disposition of assets	(6.8)	(24.7)	(34.0)	(49.9)
Other	(15.1)	10.4	8.5	12.4

Significant components of Other expense (income) - net:
Investment gains	$(4.3)	$(6.1)	$(9.9)	$(16.9)
Net expense from banking activities	4.2	4.4	16.4	15.7
Foreign currency transaction related losses (gains) - net	15.7	(5.9)	45.4	3.9
Other (1)	(4.6)	(6.9)	(31.0)	(47.4)

Store Count Data:
Paint Stores Group - net new stores	19	34	80	79
Paint Stores Group - total stores	4,853	4,773	4,853	4,773
Consumer Brands Group - net new stores	3	6	(27)	16
Consumer Brands Group - total stores	307	334	307	334
Performance Coatings Group - net new branches	(7)	—	(7)	2
Performance Coatings Group - total branches	317	324	317	324

(1) Consists of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.